Exhibit 5.1

[                    ], 2008

eLoyalty Corporation

150 Field Drive, Suite 250

Lake Forest, IL 60045

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for eLoyalty Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of its Registration Statement on Form S-3 (File No. 333-[            ]) (the “Registration Statement”) with the Securities and Exchange Commission for the purpose of registering the shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) issuable upon exercise of rights (the “Rights”) to be distributed to holders of record of the Common Stock and the Company’s 7% Series B Convertible Preferred Stock, par value $0.01 per share, as of the record date for the rights offering (the “Rights Offering”).

In that connection, we have reviewed originals or copies certified or otherwise identified to our satisfaction of (1) the Registration Statement, (2) the form of certificate representing the Rights, (3) the Certificate of Incorporation of the Company, (4) the By-Laws of the Company, (5) resolutions, minutes and records of the corporate proceedings of the Company with respect to the Rights Offering and the issuance of the shares of Common Stock upon exercise of the Rights, and (6) such other documents, certificates, corporate records, opinions and other instruments as we have deemed necessary or appropriate for the purposes of this opinion.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic

eLoyalty Corporation

[                    ], 2008

copies and the authenticity of the originals of such copies. As to any facts material to the opinions hereinafter expressed which we did not independently establish or verify, we have relied, to the extent we deem such reliance proper and without independent investigation, upon certificates, statements and representations of officers and other representatives of the Company and upon certificates of public officials.

Based upon and subject to the foregoing, it is our opinion that the shares of Common Stock issuable upon exercise of the Rights are duly authorized, and when such shares are issued upon the exercise of Rights in accordance with their terms as described in the Registration Statement, such shares will be validly issued, fully paid and nonassessable.

The opinion expressed herein is based upon and limited to the General Corporation Law of the State of Delaware, as amended. We express no opinion herein as to any other laws, statutes, regulations or ordinances. The opinion set forth in this letter is based upon the facts in existence and laws in effect on the date hereof and we expressly disclaim any obligation to update our opinion herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof. This opinion letter is solely for the benefit of the addressee hereof in connection with the filing of the Registration Statement and may not be used, quoted, relied upon or otherwise referred to for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,